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                ENVIRODYNE INDUSTRIES, INC.
                      AMENDS BY-LAWS

OAK BROOK, ILLINOIS, March 20, 1997 - Envirodyne Industries, Inc. (Nasdaq SmallCap: EDYN) today announced that on March 19, 1997, the Board of Directors of Envirodyne Industries, Inc. ("Envirodyne") amended the Amended and Restated By-Laws of Envirodyne Industries, Inc. (the "By-Laws") to provide that any stockholder of record wishing to nominate a person for election as director or to bring any other business before an annual meeting of stockholders must provide to the Secretary of Envirodyne notice of such nomination or other business to be brought, in the proper written form specified in the By-Laws, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders, provided, however, that in the event that the annual meeting of stockholders is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

With respect to the 1997 Annual Stockholders' Meeting currently scheduled to be held on May 16, 1997, however, the amended By-Laws provide that the stockholder's notice to the Secretary of any nomination or other business to be brought must be received at the principal executive offices of Envirodyne on or before March 28, 1997.

Envirodyne operates through wholly owned subsidiaries that are industry segment leaders in food packaging and foodservice supplies. Principal subsidiaries are: Viskase Corporation; Clear
Shield National, Inc.; and Sandusky Plastics, Inc.

Principal products manufactured are:

  - cellulosic casings used in the preparation and packaging of processed meat products;
  - heat shrinkable plastic bags and specialty plastic films for packaging and preserving fresh and processed meat, poultry and cheese products;
  - disposable plastic cutlery, drinking straws and custom dining kits;
  - thermoformed plastic containers for cultured dairy products, delicatessen, foodservice and other uses.
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